Filed Pursuant to Rule 433

Registration Nos. 333-228364-05

**PXG DETAILS** $1.0+bln Santander Drive Auto Receivables Trust 2019-3

Joint Leads: J.P. Morgan (struc), RBC, Wells Fargo

Co-Managers: MUFG, TD, Santander

CL	$AMT(MM)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
=====================================================================================================================================
A-1	194.00	0.21	P-1/A-1+	01/20	08/20	IntL+4	2.20845	2.20845	100.00000
A-2-A	160.00	0.70	Aaa/AAA	09/20	02/22	EDSF+33	2.299	2.28	99.99447
A-2-B	100.00	0.70	Aaa/AAA	09/20	02/22	1mL +33			100.00000
A-3	111.91	1.32	Aaa/AAA	03/21	11/22	EDSF+41	2.178	2.16	99.98936
B	133.29	1.82	Aa1/AA	10/21	09/23	EDSF+62	2.291	2.28	99.99978
C	181.22	2.57	Aa2/A-	09/22	10/25	IntS+90	2.504	2.49	99.99746
D	119.84	3.45	Baa1/BBB-	07/23	10/25	IntS+115	2.696	2.68	99.99681
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Expected Settle:	08/21/19	Registration:	SEC Registered
First Pay Date:	09/16/19	ERISA:	Yes
Expected Ratings:	Moody’s, S&P	Pxing Speed:	1.5 ABS to 10% Call
Ticker:	SDART 2019-3	Min Denoms:	$1k x $1k
Expected Pricing:	Priced	Bill & Deliver:	J.P. Morgan
ABS-15G Filing:	Fri, 08/02

CUSIPs:

A-1 80286HAA7

A-2-A 80286HAB5

A-2-B 80286HAC3

A-3 80286HAD1

B 80286HAE9

C 80286HAF6

D 80286HAG4

Available Information:

* Preliminary Prospectus: Attached

* Ratings FWP: Attached

* IntexNet/CDI: Separate Message

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.